Exhibit 4.1

WARRANT AGREEMENT AMENDMENT

THIS WARRANT AGREEMENT AMENDMENT (this “Amendment”), dated as of October 5, 2026 (the “Effective Date”), is by and between Armada Acquisition Corp. II, a Cayman Islands exempted company (“SPAC”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of May 20, 2025 (the “Existing Warrant Agreement”) and entered into in connection with SPAC’s initial public offering of units (the “IPO”) that closed on May 22, 2025;

WHEREAS, SPAC issued (i) 11,500,000 warrants as part of the units offered in its IPO (the “Public Warrants”), (ii) 200,000 warrants to Armada Sponsor II, LLC, a Delaware limited liability company (“Former Sponsor”) in a concurrent private placement pursuant to a Private Placement Unit Subscription Agreement, dated as of May 20, 2025, between SPAC and Former Sponsor, following which Former Sponsor transferred such warrants to Arrington XRP Capital Fund, LP, a Delaware limited partnership (“Sponsor”) on August 28, 2025, pursuant to a Sponsor Securities Purchase Agreement, dated as of August 12, 2025, by and among SPAC, Former Sponsor and Sponsor (such warrants, the “Sponsor Warrants”), (iii) 77,500 warrants to Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen”) in a concurrent private placement pursuant to a Private Placement Unit Subscription Agreement, dated as of May 20, 2025, between SPAC and Cohen (the “Cohen Warrants”), and (iv) 77,500 warrants to Northland Securities, Inc. (“Northland”) in a concurrent private placement pursuant to a Private Placement Unit Subscription Agreement, dated as of May 20, 2025, between SPAC and Northland (the “Northland Warrants”, and together with the Sponsor Warrants and the Cohen Warrants, the “Private Placement Warrants”, and the Public Warrants and Private Placements Warrants, collectively, the “Warrants”) in each case, on the terms and conditions set forth in the Existing Warrant Agreement;

WHEREAS, the prospectus dated May 20, 2025 (the “Prospectus”) that was included in the registration statement on Form S-1 (File No. 333-286110) and filed by SPAC with the Securities and Exchange Commission in respect of the IPO provides that the Warrants will become exercisable on the later of (i) the consummation of an initial business combination between SPAC and one or more businesses and (ii) 12 months after the closing of the offering contemplated by the Prospectus, while Section 3.2 of the Existing Warrant Agreement provides that the Warrants will become exercisable on the later of (i) 30 days after the consummation of an initial business combination between SPAC and one or more businesses; and (ii) 12 months after the closing of the offering contemplated by the Prospectus;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holder (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the Public Warrants and the Existing Warrant Agreement set forth in the Prospectus, (ii) to make any amendments that are necessary in the good faith determination of the SPAC’s board of directors (taking into account then existing market precedents) to allow for the Warrants to be classified as equity in the SPAC’s financial statements or (iii) adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders thereunder;

WHEREAS, pursuant to Section 9.8(i) of the Existing Warrant Agreement, SPAC and the Warrant Agreement desire to amend the Existing Warrant Agreement without the consent of any registered holder to conform the provisions of the Existing Warrant Agreement to the terms set forth in the Prospectus and to permit registered holders of the Warrants to exercise Warrants on the later of (i) the consummation of a Business Combination (as defined in the Existing Warrant Agreement); and (ii) 12 months after the closing of the offering contemplated by the Prospectus; and

WHEREAS, all acts and things have been done and performed which are necessary to authorize the execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amendment. Section 3.2 of the Existing Warrant Agreement is hereby amended by deleting the words “thirty days after” in clause (i) of the first sentence thereof.

2. No Further Amendments. Except as expressly modified by this Amendment, the Existing Warrant Agreement will remain unmodified and in full force and effect in accordance with its terms

3. Miscellaneous Provisions. Section 9 of the Existing Warrant Agreement is hereby incorporated by reference into this Amendment and shall apply hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ARMADA ACQUISITION CORP. II

By:	/s/ Taryn Naidu
Name: Taryn Naidu
Title: Chief Executive Officer

[Signature Page to Warrant Agreement Amendment]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Steven Vacante
Name: Steven Vacante
Title: Vice President

[Signature Page to Warrant Agreement Amendment]